United States

Securities and Exchange Commission

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 14, 2005

SHUFFLE MASTER, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-20820	41-1448495
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation or Organization)

1106 Palms Airport Drive
Las Vegas, Nevada		89119-3720
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 15, 2005, in Sydney, Australia (which is November 14, 2005 in the United States) Shuffle Master, Inc. (“SMI” or the “Company”) announced that it, through a wholly owned indirect Australian subsidiary called Shuffle Master Australasia Pty Ltd, has submitted formal takeover offer documents to the Australian Securities and Investments Commission outlining its intent to purchase all of the outstanding shares of Stargames Limited (“Stargames”), a public company traded on the Australian Stock Exchange, for AU$1.55 (approximately US$1.14) per share. The transaction, which is subject to Stargames’ shareholders’ acceptance, regulatory approvals, and the satisfaction of certain other conditions, is expected to close during the first calendar quarter of 2006. The purchase price is approximately US$108 million. In addition, concurrently with the execution of the formal takeover offer documents, SMI also signed two option agreements with CVC Limited and another subsidiary of CVC Limited which, collectively, grant SMI an exclusive option to acquire 17.83% of Stargames’ shares, which are the subject of the takeover offer and which are now owned by the two CVC entities. The CVC documents, formal takeover offer documents, and press releases are included herein as exhibits 10.1, 10.2, 10.3, 10.4 and 99.1.

Item 9.01 Financial Statements and Exhibits

(c)          Exhibits

10.1	Call Option Deed between SMI and CVC Limited.

10.2	Call Option Deed between SMI and CVC Communication and Technology Pty Ltd.

10.3	Pre-bid Agreement between SMI and Stargames.

10.4	Shuffle Master Australasia Pty Ltd’s Bidder Statement, along with Stargames’ Target Statement, each dated November 15, 2005.

99.1	SMI press release dated November 14, 2005 regarding its intent to purchase all of the shares of Stargames, which also has attached Stargames’ public announcement dated November 15, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date:	November 14, 2005

/s/ Mark L. Yoseloff
Mark L. Yoseloff
Chairman and Chief Executive Officer